Exhibit 99.3

Offer to Exchange 7 7/8% Senior Notes Due 2019 for any and all outstanding 7 7/8% Senior Notes Due 2019 of WEST CORPORATION

[—], 2011

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

In accordance the terms set forth in a Prospectus dated [•], 2011 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”), West Corporation (the “Company”) and the direct and indirect subsidiaries of the Company named in Schedule I hereto (the “Guarantors”) are offering (the “Exchange Offer”) to exchange $650,000,000 in principal amount of the Company’s new 7 7/8% Senior Notes Due 2019 (the “Exchange Notes”), for $650,000,000, in denominations equal to $2,000 and in integral multiples of $1,000 in principal amount thereafter, in principal amount of outstanding 7 7/8% Senior Notes Due 2019 (with CUSIP numbers 952355 AJ4 and U9611P ADS, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated November 24, 2010 between the Company and the other parties signatory thereto. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein or in the Prospectus). The Outstanding Notes are unconditionally guaranteed (the “Outstanding Guarantees”) by the Guarantors on an unsecured senior basis, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors on an unsecured senior basis.

Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Notes” include the related New Guarantees, and references to the “Outstanding Notes” include the related Outstanding Guarantees.

The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. See “The Exchange Offers—Conditions to the Exchange Offers” in the Prospectus.

WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES.

The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will, however reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes payable in connection with the exchange of Outstanding Notes for Exchange Notes, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Enclosed are copies of the following documents:

1.	A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

2.	The Prospectus.

3.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

4.	A form of Notice of Guaranteed Delivery.

5.	IRS Form W-9 and Instructions for the Requester of Form W-9.

6.	A return envelope addressed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, on [—], 2011 (inclusive of [—], 2011) unless the Exchange Offer is extended by the Company. The time at which the Exchange Offer expires is referred to as the “Expiration Date.” Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures” and the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, The Bank of New York Mellon Trust Company, N.A., by calling (212) 815-5098.

Very truly yours,

WEST CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR OF THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

SCHEDULE I

760 NORTHLAWN DRIVE, LLC, an Ohio limited liability company

ASSET DIRECT MORTGAGE, LLC, a Delaware limited liability company

BUYDEBTCO, LLC, a Nevada limited liability company

COSMOSIS CORPORATION, a Colorado corporation

INTERCALL TELECOM VENTURES, LLC, a Delaware limited liability company

INTERCALL, INC., a Delaware corporation

INTRADO COMMAND SYSTEMS, INC., a New Jersey corporation

INTRADO COMMUNICATIONS INC., a Delaware corporation

INTRADO COMMUNICATIONS OF VIRGINIA INC., a Virginia corporation

INTRADO INC., a Delaware corporation

INTRADO INFORMATION SYSTEMS HOLDINGS, INC., a Delaware corporation

INTRADO INTERNATIONAL, LLC, a Delaware limited liability company

INTRADO SYSTEMS CORP., a Georgia corporation

NORTHERN CONTACT, INC., a Delaware corporation

STARGATE MANAGEMENT LLC, a Colorado limited liability company

STREAM57 CORPORATION, a Delaware corporation

TELEVOX SOFTWARE, INCORPORATED, a Delaware corporation

THE DEBT DEPOT, LLC, a Delaware limited liability company

TUVOX INCORPORATED, a Delaware corporation

TWENTY FIRST CENTURY COMMUNICATIONS OF CANADA, INC., an Ohio corporation

TWENTY FIRST CENTURY COMMUNICATIONS, INC., an Ohio corporation

TWENTY FIRST CENTURY CRISIS COMMUNICATIONS, LLC, an Ohio limited liability company

TWENTY FIRST CENTURY INTERNATIONAL SERVICES LLC, an Ohio limited liability company

WEST ASSET MANAGEMENT, INC., a Delaware corporation

WEST ASSET PURCHASING, LLC, a Nevada limited liability company

WEST AT HOME, LLC, a Delaware limited liability company

WEST BUSINESS SERVICES, LLC, a Delaware limited liability company

WEST CUSTOMER MANAGEMENT GROUP, LLC, a Delaware limited liability company

WEST DIRECT, LLC, a Delaware limited liability company

WEST DIRECT II, INC., an Arizona corporation

WEST FACILITIES, LLC, a Delaware limited liability company

WEST INTERACTIVE CORPORATION, a Delaware corporation

WEST INTERNATIONAL CORPORATION, a Delaware corporation

WEST NOTIFICATIONS GROUP, INC., a Delaware corporation

WEST RECEIVABLE SERVICES, INC., a Delaware corporation

WEST UC SOLUTIONS HOLDINGS, INC., a Delaware corporation

WEST UC SOLUTIONS, LLC, a Delaware limited liability company

WORLDWIDE ASSET PURCHASING, LLC, a Nevada limited liability company

I-1